Exhibit 15.1

AWARENESS LETTER FROM GRANT THORNTON LLP

McGrath RentCorp

5700 Las Positas Road

Livermore, California 94551

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial statements of McGrath RentCorp and subsidiaries for the three and six month periods ended June 30, 2018 and 2017, as indicated in our report dated July 31, 2018; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 is incorporated by reference in Registration Statements on Form S-8 (File No. 333-74089, File No. 333-151815, File No. 333-161128, and File No. 333-183231).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

San Jose, California

July 31, 2018